UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2022

ATYR PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37378	20-3435077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3545 John Hopkins Court, Suite #250 San Diego, CA		92121
(Address of Principal Executive Offices)		(Zip Code)

 Registrant’s telephone number, including area code: (858) 731-8389

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LIFE	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01	Other Events.

Clinical Trial

On May 16, 2022, aTyr Pharma, Inc. (the “Company”), announced a Phase 3 study evaluating the efficacy and safety of its lead therapeutic candidate, efzofitimod (the non-proprietary name for ATYR1923), in patients with pulmonary sarcoidosis. The study, which will be known as EFZO-FIT™, is expected to initiate in the third quarter of 2022.

The EFZO-FIT™ study is a global Phase 3 randomized, double-blind, placebo-controlled study to evaluate the efficacy and safety of efzofitimod in patients with pulmonary sarcoidosis. This will be a 52-week study consisting of three parallel cohorts randomized equally to either 3.0 mg/kg or 5.0 mg/kg of efzofitimod or placebo dosed intravenously once a month for a total of 12 doses. The study intends to enroll 264 subjects with pulmonary sarcoidosis at multiple centers in North America, Europe and Japan. The trial design will incorporate a forced steroid taper. The primary endpoint of the study is steroid reduction. Secondary endpoints include measures of lung function and sarcoidosis symptoms.

Efzofitimod is a first-in-class immunomodulator that downregulates innate and adaptive immune responses in uncontrolled inflammatory diseases states via selective modulation of neuropilin-2. Clinical proof-of-concept was recently established for efzofitimod in a Phase 1b/2a study in patients with pulmonary sarcoidosis, a major form of interstitial lung disease (ILD).

Poster Presentations

On May 17, 2022, the Company announced that clinical data for efzofitimod will be presented in two posters on May 17, 2022 from 11:15AM – 1:15PM PT at the American Thoracic Society (ATS) 2022 International Conference in San Francisco, CA.

Details of the poster presentations are set forth below. The corresponding abstracts are available for review online on the conference website. The posters will be available on the Investor Relations section of the Company’s website at www.atyrpharma.com once presented.

Title: Safety and Efficacy ATYR1923, a Novel Immunomodulator for Pulmonary Sarcoidosis: Results of a Phase 1b/2a Randomized Placebo-Controlled Trial
Abstract Number: 3932
Poster Number: P559
Poster Session: Inflammatory Modulation in Sarcoidosis, Lung Transplant, and Other Diseases
Date and Time: Tuesday, May 17, 2022 from 11:15AM – 1:15PM PT
Location: Area G, Hall F (North Building, Exhibition Level), Moscone Center

The poster presents findings from a Phase 1b/2a randomized, double-blind, placebo-controlled study of efzofitimod in patients with pulmonary sarcoidosis. Monthly dosing of efzofitimod was safe and well tolerated. There was a dose-dependent improvement in efficacy parameters, including corticosteroid (CS) taper, percent-predicted forced vital capacity (FVCPP), and patient reported outcomes. All efzofitimod treatment groups had lower (CS) use at week 24 compared to placebo, with the largest difference observed in the 5.0 mg/kg treatment group, where three patients were able to taper off CS completely and maintain that taper through the completion of the study. The two higher doses of efzofitimod, 3.0 mg/kg and 5.0 mg/kg, resulted in improvements in FVCPP and percent-predicted diffusing capacity of the lungs for carbon monoxide (DLCOPP) through week 24 compared to placebo. Clinically meaningful and statistically significant improvements at week 24 were observed for key symptom measures in the 5.0 mg/kg treatment group. In small studies such as this, which was not powered for statistical significance, dose dependent improvements are strong evidence for efficacy.

Title: ATYR1923 Treatment Reduces Pro-Inflammatory Serum Biomarkers in Pulmonary Sarcoidosis Patients
Abstract Number: 3933
Poster Number: P560
Poster Session: Inflammatory Modulation in Sarcoidosis, Lung Transplant, and Other Diseases
Date and Time: Tuesday, May 17, 2022 from 11:15AM – 1:15PM PT
Location: Area G, Hall F (North Building, Exhibition Level), Moscone Center

The poster presents clinical biomarker findings from a Phase 1b/2a randomized, double-blind, placebo-controlled study of efzofitimod in patients with pulmonary sarcoidosis. Efzofitimod demonstrated dose dependent control of inflammatory and sarcoidosis disease biomarkers over 24 weeks in the context of a CS taper. The affected inflammatory biomarkers, including IFN-γ, IL-6, IP-10, MCP-1 and TNFa, and key markers of sarcoidosis, including IL-2Ra, SAA, ACE enzyme and ACE protein, are key drivers of sarcoidosis and other ILD and consistent with results from preclinical animal models and a Phase 2 study of efzofitimod in hospitalized COVID-19 pneumonia patients. These results are the first demonstration of efzofitimod’s anti-inflammatory mechanism in patients with pulmonary sarcoidosis. These analyses were exploratory and not adjusted for multiplicity to control for false positive results and will need to be confirmed in a larger study.

A corporate presentation regarding the Phase 3 study design and the Phase 1b/2a clinical study data is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	aTyr Pharma, Inc. Corporate Presentation dated May 16, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATYR PHARMA, INC.

	By:	/s/ Jill M. Broadfoot
Jill M. Broadfoot
Chief Financial Officer

Date: May 17, 2022

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